Exhibit 99.1

LTC Announces Recent Transactions and Fourth Quarter 2009 Earnings Call

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--February 1, 2010--LTC Properties, Inc. (NYSE:LTC) announced today that in November 2009, the Company purchased three assisted living properties with a total of 192 units for a price of $13.0 million. Simultaneous with the purchase, the Company entered into a 12-year triple net lease with a third party operator. In addition to the purchase price, the Company has committed to provide up to $1.5 million for capital expenditures mutually agreed upon by the Company and the operator. This commitment includes interest compounded at the current lease rate on each advance made from each disbursement date until the final distribution of the commitment. Upon final distribution of the commitment, minimum rent shall increase by the total commitment plus compounded interest multiplied by the current lease rate. This commitment expires in May 2011. Also, the Company has committed to provide the operator a credit line not to exceed $0.3 million at a rate of 9.0%. This credit line matures on November 30, 2011.

In January 2010, the Company purchased a 166-bed skilled nursing property in Texas for a purchase price of $7.9 million and entered into a 10-year triple net lease with a third party operator that operated the property under a lease with the seller. Also, the Company paid $0.1 million to the operator as a lease inducement which will be amortized over the life of the lease. In addition to the purchase price, the Company committed to provide $0.2 million for capital expenditures mutually agreed upon by the Company and the operator. The yield for this commitment is included in the lease rate and matures in January 2011.

The Company also announced that it has entered into an agreement to purchase a 120-bed skilled nursing property in Florida for a purchase price of $9.0 million and will enter into a 12-year triple net lease with a third party operator. The terms of the seller’s current financing required a 30-day prepayment notice which was given by seller concurrently upon execution of the purchase agreement. This transaction is scheduled to close on February 22, 2010.

All of these transactions were or will be financed by the use of funds from the Company’s unsecured line of credit.

The Company further announced that the projected revenues provided from these three transactions for calendar 2010 is $3.0 million under GAAP accounting, which includes $0.6 million in non-cash straight-line rent.

Additionally, the Company will release fourth quarter earnings on Wednesday February 24, 2010. The Company will conduct a conference call on Thursday February 25, 2010, at 10:00 a.m. Pacific time, in order to comment on the Company’s performance and operating results for the quarter ended December 31, 2009. The conference call is accessible by dialing 877-485-3104. The international number is 201-689-8579. The earnings release will be available on our website. An audio replay of the conference call will be available from February 25, 2010 through March 11, 2010. Callers can access the replay by dialing 877-660-6853 or 201-612-7415 and entering account number 356 and replay identification number 343430.

The Company is a self-administered real estate investment trust that primarily invests in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments. For more information on LTC Properties, Inc., visit the Company’s website at www.ltcproperties.com.

CONTACT:
LTC Properties, Inc.
Wendy L. Simpson, CEO & President
Pam Kessler, SVP & CFO
805-981-8655